Exhibit 2.1

                           MODIFICATION AGREEMENT
                           ----------------------

     THIS MODIFICATION AGREEMENT (this "Agreement") is made effective as of the 28th day of November, 2006, by and among Girls' Life Acquisition Corp. ("GLA"), Karen Bokram ("Bokram"), TNK, Inc. (f/k/a/ Girls' Life, Inc.) ("TNK"), and Monarch Services, Inc. ("Monarch") (each a "Party" and, collectively, the "Parties").

                                 RECITALS

     A. Reference is made to that certain Asset Purchase Agreement dated as of August 18, 2006 by and among GLA, TNK and Monarch (the "Purchase Agreement"), pursuant to which GLA purchased the assets of TNK. The purchase price for the assets was $900,000, plus the assumption of the Assumed Liabilities (as defined in the Purchase Agreement). The purchase price was paid by the assumption of the Assumed Liabilities by GLA and by the delivery of a Promissory Note dated August 18, 2006, made by GLA, payable to the order of TNK, in the principal amount of $900,000.00, which bears interest at a rate of 6% per annum (the "Note"). To secure payment of the Note, Bokram and TNK entered into a Stock Pledge Agreement dated as of August 18, 2006, pursuant to which Bokram pledged all of the issued and outstanding stock of GLA (the "Pledge Agreement," and collectively with the Note and the Purchase Agreement, the "Transaction Documents"). Each of the Transaction Documents have been amended pursuant to a Modification Agreement dated as of November 16, 2006 entered into by and among GLA, Bokram, TNK and Monarch (the "First Modif-ication Agreement").

     B. GLA has determined that it will not be able to pay the Note in full at its maturity. GLA is obtaining a senior debt facility (the "Senior Debt") with Manufacturers and Traders Trust Company (the "Bank") that includes a $750,000 loan and a $250,000 line of credit. TNK will agree to extend the maturity date for payment of $600,000 of the outstanding principal amount of the Note, and all unpaid interest accrued beginning on the date hereof until August 16, 2007 (the "Extended Maturity Date"), so long as $300,000, plus $15,090 (representing the unpaid interest accrued to date) is paid pursuant to this Agreement, on the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and conditions contained herein, the parties agree as follows:

     1. Recitals. The foregoing Recitals are hereby incorporated in this Agreement to the same extent as if they had been herein stated in full. Capitalized terms not defined herein shall have the meanings set forth in the Transaction Documents

     2. Payments by the Bank. All of the terms of this Agreement shall be contingent upon receipt (A) by TNK, not later than the next business day following the execution of this Agreement, (i) of payment of from the Bank of the sum of Two Hundred Fifty Thousand ($250,000), and (ii) evidence that the Bank has made a payment in the amount of Fifty Thousand ($50,000) to the Strategic Paper Group; and (B) by Gordon, Feinblatt, Rothman, Hoffberger and Hollander, LLC (the "Escrow Agent"), not later than the next business day following the execution of this Agreement, of payment of $300,000 (the "Escrow Amount") to be held in escrow pursuant to Section 3 hereof.

     3. Escrow of Funds. Concurrently with the execution of this Agree-ment, GLA, TNK and the Escrow Agent shall enter into an Escrow Agreement in the form attached hereto as Exhibit 1, pursuant to which Bokram shall cause the Bank to deposit with the Escrow Agent the Escrow Amount, to be held by the Escrow Agent pursuant to and subject to the terms of the Escrow Agreement. The Escrow Amount shall be held by the Escrow Agent for the purpose of permitting Monarch to negotiate a settlement with RR Donnelley and Sons Company ("Donnelley") for a current liability to Donnelley by Monarch (which is an Assumed Liability assumed by GLA under the Purchase Agreement) (the "Claim")

     (a) Monarch shall contact Donnelley within 30 days of the execution of this Agreement to negotiate a settlement and will use reasonable efforts to settle all Claims with Donnelley within 90 days of the execution of this
Agreement.   Upon reaching a settlement with Donnelley, Monarch shall be entitled to keep any difference between the Escrow Amount and the settlement amount.

     (b) In the event that Donnelley seeks payment of any Claims from GLA that were settled by Monarch, Monarch agrees to indemnify and hold GLA harmless for such Claims, up to the Escrow Amount.

     (c) GLA shall remain liable for any Claims made by Donnelley for Assumed Liabilities in excess of the Escrow Amount, and GLA will indemnify and hold GLA harmless for any Claims made by Donnelley against Monarch in excess of the Escrow Amount.

     4.     Amendment of Note.  The Note is hereby further amended as follows:

      a) The principal amount of the Note is hereby reduced to Six Hundred Thousand Dollars ($600,000).

     (b) All references to "November 16, 2006" are hereby deleted and "August 16, 2007" shall be inserted in lieu thereof.

     (c) Upon an Event of Default, the rate of interest accruing on the outstanding principal amount of the Note will be raised by two (2) percentage points above the rate of interest otherwise applicable, to a rate of eight percent (8%), independent of whether TNK elects to accelerate the unpaid principal balance as a result of such default (the "Default Rate"). Such Default Rate shall continue until all defaults are cured.

     (d) The following sentence is deleted from the last paragraph of page 1 of the Note: "The Seller's exclusive remedy under this Note if an Event of Default occurs and is continuing will be as provided in the Stock Pledge," and the following sentence shall be inserted in lieu thereof: "The Seller's exclusive remedies under this Note if an Event of Default occurs and is continuing will be as provided in the Stock Pledge, the Security Agreement entered into between the Buyer and the Seller, and the Guaranty Agreement entered into between the Seller and Karen Bokram, each subject to the rights of Manufacturers Traders and Trust Company (the "Bank") pursuant to a Subord-ination Agreement between the Seller and the Bank; provided that under no circumstances shall Seller and/or Monarch Services, Inc. be entitled to recover as payment under the Note an amount greater than $900,000 plus all accrued interest and costs of collection."

     5. Amendment of Purchase Agreement. The Purchase Agreement is hereby further amended as follows:

     (a) Section 4 of the Purchase Agreement is amended by deleting the reference to "for a period of 90 days" and inserting "until August 16, 2007 (the "Maturity Date")" in lieu thereof.

     (b) Section 9(m) is amended by (i) deleting from the first sentence "For a period of 90 days beginning on the Closing Date" and inserting "Beginning on the Closing Date and continuing until the Maturity Date" in lieu thereof, and
ii) by deleting from the second sentence "each of the months of September and October, 2006" and inserting "each of the months from September, 2006 through July, 2007" in lieu thereof.

     (c) Section 11 is amended by deleting from the first sentence the reference to "for twelve (12) months" and inserting "until twelve (12) months after the Maturity Date" in lieu thereof.

     (d) Bokram hereby agrees to be bound, jointly and severally with GLA, to the indemnification provisions of Section 11 of the Purchase Agreement.

      e) The last sentence of Section 4 is hereby deleted and the following sentence shall be inserted in lieu thereof: "The Security Agreement entered into between the Buyer and the Seller, the Guaranty Agreement entered into between the Seller and Karen Bokram, and the Pledge Agreement will provide the Seller's exclusive remedies for a payment default under the Note, each subject to the rights of Manufacturers Traders and Trust Company (the "Bank") pursuant to a Subordination Agreement between the Seller and the Bank; provided that under no circumstances shall Seller and/or Parent be entitled to recover as payment under the Note an amount greater than $900,000 plus all accrued interest and costs of collection."

     (f) Section 9(j) is hereby amended by deleting from the first sentence "For the 60 day period following the Closing" and inserting "From and after the Closing until December 31, 2006" in lieu thereof, and deleting from the last sentence "at the end of the 60 day use period" and inserting "by December 31, 2006" in lieu thereof.

     (g) TNK acknowledges that, to date, none of the Covered Persons (as defined in the Purchase Agreement") have elected to be covered by the medical insurance of GLA pursuant to Section 9(k)(ii); however, the parties acknowledge and agree that the right of the Covered Persons to make such election shall continue through the expiration of the Coverage Period (as defined in the Purchase Agreement).

     6. Amendment of Pledge Agreement. The Pledge Agreement is hereby further amended as follows:

      (a)  The word "Exclusive" is deleted from the heading in Section 6.

      (b) The third sentence of Section 6(a) is hereby amended by inserting the following after "together with the remedy provided in the next sentence,":
"and the remedies provided by the Security Agreement entered into between the Buyer and the Pledge Holder, and the Guaranty Agreement entered into between the Pledge Holder and the Pledgee, each subject to the rights of Manufacturers Traders and Trust Company (the "Bank") pursuant to a Subordination Agreement between the Seller and the Bank; provided that under no circumstances shall Pledge Holder and/or Monarch Services, Inc. be entitled to recover as payment under the Note an amount greater than $900,000 plus all accrued interest and costs of collection."

     7. Security Agreement. GLA will execute the security agreement in favor of TNK, attached hereto as Exhibit 2, granting a security interest in all of the assets of GLA; provided that all actions related to the collection of the Note, which will be subject to a Subordination Agreement in the form attached hereto as Exhibit 3.

     8.     Guarantee.   Bokram hereby agrees to personally guarantee
repayment of the Note, which guarantee shall be evidenced by the execution of the Guaranty Agreement attached hereto as Exhibit 4.

     9. Confirmation of Transaction Documents. This Agreement shall amplify and amend where specifically provided herein but shall not replace the Transaction Documents, and except as specifically amended herein, all of the terms, conditions and obligations of the Transaction Documents remain in full force and effect, and all of the rights and remedies provided for therein shall be preserved by each party thereto. GLA hereby agrees to be bound by each of the covenants and agreements contained therein, as modified by this Agreement and the First Modification Agreement. Except as modified by this Agreement and the First Modification Agreement, GLA agrees that the Transaction Documents shall continue in full force and effect without modification, and that the Transaction Documents are hereby expressly approved, ratified, confirmed and reaffirmed by GLA.

     10.     Representations and Warranties.   Bokram hereby represents and
warrants to TNK that since August 18, 2006: (i) GLA has paid all payroll and all other taxes required to be paid by GLA, (ii) GLA has paid all trade accounts payable other than amounts owed to Donnelley and Strategic Paper Company in the ordinary course of the Business, (iii) GLA has operated the Business in the ordinary course, and (iv) GLA has not made any payments or incurred any liabilities that are inconsistent with the ordinary course of the Business.

     11. Additional Indebtedness. GLA and Bokram agree that GLA will not incur any additional indebtedness for borrowed money other than the amounts outstanding on the date hereof or amounts borrowed from the Bank without the consent of TNK, unless 50% of such amounts are used to immediately pay down the Note.

     12. Notice of Default. Bokram agrees to promptly notify TNK and Monarch of any defaults or reasonably anticipated defaults on any existing or future indebtedness of GLA or under the Transaction Documents, as amended by this Agreement.

     13. Further Assurances. GLA and Bokram will execute such confirmatory instruments with respect to this Agreement as TNK and/or Monarch may reasonably require. TNK and/or Monarch will execute such confirmatory instruments with respect to this Agreement as GLA and Bokram may reasonably require.

     14. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute but one and the same instrument.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal effective as of the date first above written.


GIRLS LIFE ACQUISITION CORPORATION TNK, INC. (f/k/a GIRLS' LIFE, INC.)


By: /s/ Karen Bokram                     By: A. Eric Dott
    -------------------------                -----------------------
    Karen Bokram, President                  A. Eric Dott, President


                                         MONARCH SERVICES, INC.


/s/ Karen Bokram                         By: Jackson Y. Dott
-----------------------------                --------------------------
Karen Bokram, Individually                   Jackson Y. Dott, President